Exhibit 99.1

Data Sciences International, Inc.

and Subsidiaries

Consolidated Financial Report

As of and for the Years Ended June 30, 2017 and
2016 (With Independent Auditor’s Report Thereon)

And

As of December 31, 2017 and for the Six Months
Ended December 31, 2017 and 2016 (Unaudited)

Contents

Independent auditor’s report	1-2

Financial statements

Consolidated balance sheets	3-4

Consolidated statements of income	5

Consolidated statements of shareholders’ equity	6

Consolidated statements of cash flows	7

Notes to consolidated financial statements	8

Independent Auditor’s Report

Board of Directors

Data Sciences International, Inc. and Subsidiaries

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Data Sciences International, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of June 30, 2017 and 2016, the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Data Sciences International, Inc. and Subsidiaries as of June 30, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

1

Emphasis of Matter

As discussed in Notes 11 and 12 to the financial statements, the Company was acquired by a public company on January 31, 2018. The Company had previously adopted the private company accounting alternative Accounting Standards Update (ASU) No. 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill, issued by the Financial Accounting Standards Board. The Company has changed their accounting principle to reverse the effects of this adoption as a result of the acquisition. Our opinion is not modified with respect to this matter.

/s/ RSM US LLP

Minneapolis, Minnesota

October 4, 2017, except for Notes 11 and 12, as to which the date is April 17, 2018

2

Data Sciences International, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share Amounts)

	June 30		December 31,
	2017	2016	2017
	(As Adjusted)	(As Adjusted)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$8,205	$6,486	$9,098
Accounts receivable, less allowances of $90, $95 and $103, respectively	7,931	7,675	6,533
Inventories, net	7,156	6,623	7,256
Prepaid expenses and other current assets	288	417	499
Income taxes receivable	49	-	-
Total current assets	23,629	21,201	23,386

Deferred tax assets	10,085	12,315	8,919
Property and equipment, net	2,297	2,571	2,134
Goodwill, net	1,874	1,874	1,874
Finite-life intangible assets, net	910	1,104	813
Other	161	80	193

Total assets	$38,956	$39,145	$37,319

See notes to consolidated financial statements.

3

	June 30		December 31,
	2017	2016	2017
	(As Adjusted)	(As Adjusted)	(Unaudited)
Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt, net of debt issuance costs	$2,772	$2,783	$2,776
Accounts payable	1,443	1,555	1,317
Accrued expenses	2,767	3,334	2,291
Customer advances	1,827	1,569	2,346
Deferred revenue	1,246	1,156	1,243
Income taxes payable	-	27	762
Total current liabilities	10,055	10,424	10,735

Long-term debt, net of debt issuance costs and current portion	8,127	10,904	6,737
Income taxes payable	13	29	13
Other	545	641	474
Total liabilities	18,740	21,998	17,959

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock; authorized 12,028,091 shares; issued and outstanding 12,028,091 shares	22,400	22,811	22,153
Series B convertible preferred stock; authorized 7,032,499 shares; issued and outstanding 7,032,499 shares	20,299	20,672	20,075
Series C convertible preferred stock; authorized 7,531,379 shares; issued and outstanding 7,531,379 shares	14,213	15,929	13,184
Common stock, $0.001 par value; authorized 20,660,000 shares; issued and outstanding 2,222,502 shares at June 30, 2017 and December 31, 2017, and 2,515,572 shares at June 30, 2016	2	2	2
Accumulated deficit	(36,698)	(42,267)	(36,054)
Total shareholders’ equity	20,216	17,147	19,360

Total liabilities and shareholders’ equity	$38,956	$39,145	$37,319

4

Data Sciences International, Inc. and Subsidiaries

Consolidated Statements of Income

(In Thousands)

	Years Ended June 30		Six Months Ended December 31
	2017	2016	2017	2016
	(As Adjusted)	(As Adjusted)	(Unaudited)	(Unaudited)

Net sales	$44,681	$45,320	$20,346	$21,046

Cost of goods sold	15,716	15,433	7,182	6,996
Gross profit	28,965	29,887	13,164	14,050

Operating expenses:
Selling, general and administrative	15,045	16,219	7,551	7,172
Research and development	5,817	6,132	2,929	2,790
Total operating expenses	20,862	22,351	10,480	9,962

Income from operations	8,103	7,536	2,684	4,088

Other income (expense):
Interest expense	(684)	(131)	(303)	(348)
Foreign currency expense, net	(68)	(186)	104	(218)
Other, net	94	6	87	4
Income before income tax expense	7,445	7,225	2,572	3,526

Income tax expense	2,416	2,583	2,061	1,201

Net income	$5,029	$4,642	$511	$2,325

See notes to consolidated financial statements.

5

Data Sciences International, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

(In Thousands, Except Share Amounts)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at June 30, 2015 (as adjusted)	26,591,969	$79,412	2,640,508	$3	$-	$(47,341)	$32,074
Distribution payments to Series A convertible preferred stockholders	-	(3,289)	-	-	-	-	(3,289)
Distribution payments to Series B convertible preferred stockholders	-	(2,985)	-	-	-	-	(2,985)
Distribution payments to Series C convertible preferred stockholders	-	(13,726)	-	-	-	-	(13,726)
Redemption of common stock	-	-	(112,527)	(1)	-	(62)	(63)
Issuance of common stock pursuant to restricted stock awards	-	-	10,000	-	-	-	-
Forfeiture of common stock pursuant to restricted stock awards	-	-	(22,409)	-	-	-	-
Stock-based compensation	-	-	-	-	-	494	494
Net income (as adjusted)	-	-	-	-	-	4,642	4,642
Balance at June 30, 2016 (as adjusted)	26,591,969	59,412	2,515,572	2	-	(42,267)	17,147
Distribution payments to Series A convertible preferred stockholders	-	(411)	-	-	-	-	(411)
Distribution payments to Series B convertible preferred stockholders	-	(373)	-	-	-	-	(373)
Distribution payments to Series C convertible preferred stockholders	-	(1,716)	-	-	-	-	(1,716)
Redemption of common stock	-	-	(9,543)	-	-	(6)	(6)
Conversion of restricted stock awards to restricted stock units	-	-	(267,476)	-	-	-	-
Forfeiture of common stock pursuant to restricted stock awards	-	-	(16,051)	-	-	-	-
Stock-based compensation	-	-	-	-	-	546	546
Net income (as adjusted)	-	-	-	-	-	5,029	5,029
Balance at June 30, 2017 (as adjusted)	26,591,969	56,912	2,222,502	2	-	(36,698)	20,216
Distribution payments to Series A convertible preferred stockholders (unaudited)	-	(247)	-	-	-	-	(247)
Distribution payments to Series B convertible preferred stockholders (unaudited)	-	(224)	-	-	-	-	(224)
Distribution payments to Series C convertible preferred stockholders (unaudited)	-	(1,029)	-	-	-	-	(1,029)
Stock-based compensation (unaudited)	-	-	-	-	-	133	133
Net income (unaudited)	-	-	-	-	-	511	511

Balance at December 31, 2017 (unaudited)	26,591,969	$55,412	2,222,502	$2	$-	$(36,054)	$19,360

See notes to consolidated financial statements.

6

Data Sciences International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended June 30		Six Months Ended December 31
	2017	2016	2017	2016
	(As Adjusted)	(As Adjusted)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (as adjusted)	$5,029	$4,642	$511	$2,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,116	1,064	535	565
Amortization of deferred financing costs	36	3	14	18
Loss on disposal of equipment	1	2	-	-
Deferred income taxes	2,230	2,355	1,166	-
Stock-based compensation expense	546	494	133	305
Fair value adjustment to interest rate swap	(71)	-	(39)	-
Changes in operating assets and liabilities:
Accounts receivable	(256)	(790)	1,398	1,287
Inventories	(533)	(97)	(100)	(1,508)
Prepaid expenses and other current assets	129	57	(172)	(13)
Accounts payable, accrued expenses, customer advances, deferred revenue and other	(437)	531	(187)	(490)
Income taxes receivable and payable	(92)	52	811	993
Net cash provided by operating activities	7,698	8,313	4,070	3,482

Cash flows from investing activities:
Purchases of property and equipment	(649)	(562)	(277)	(284)
Net cash used in investing activities	(649)	(562)	(277)	(284)

Cash flows from financing activities:
Proceeds from long-term debt	-	14,000	-	-
Payment of debt issuance costs	-	(107)	-	-
Principal payments on long-term debt	(2,824)	(1,294)	(1,400)	(1,410)
Distribution payments to preferred shareholders	(2,500)	(20,000)	(1,500)	(1,500)
Redemption of common stock	(6)	(62)	-	-
Net cash used in financing activities	(5,330)	(7,463)	(2,900)	(2,910)

Increase in cash and cash equivalents	1,719	288	893	288

Cash and cash equivalents:
Beginning of period	6,486	6,198	8,205	6,486

End of period	$8,205	$6,486	$9,098	$6,774

Supplemental disclosures of cash flow information:
Cash payments for income taxes, net	$276	$172	$83	$208

Cash payments for interest	$649	$77	$294	$329

See notes to consolidated financial statements.

7

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Data Sciences International, Inc. (the Company) develops and manufactures products for monitoring physiological parameters of animal models used in biomedical research. In general, the Company markets these products, as well as certain ancillary services and third-party products, directly to end users in North America and Europe and primarily through distributors in the rest of the world. The Company maintains four wholly owned subsidiaries operating as sales offices for its European and Asian customers.

Principles of consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Unaudited interim financial information: The accompanying interim consolidated balance sheet as of December 31, 2017, and the consolidated statements of income and cash flows for the six months ended December 31, 2017 and 2016, and the consolidated statement of shareholders’ equity for the six months ended December 31, 2017, and related footnote disclosures, or collectively, the unaudited interim financial statements, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position as of December 31, 2017, and the results of operations and cash flows for the six months ended December 31, 2017 and 2016. The financial data and other information disclosed in these notes to the consolidated financial statements related to these six-month periods are unaudited. The results of the six months ended December 31, 2017 and 2016, are not necessarily indicative of the results to be expected for the fiscal year ending June 30, 2018, or for any other interim period or other future year.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts and disclosures in the accompanying consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents: The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. The Company maintains cash in depository accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Credit risk: The Company is subject to risk to its accounts receivable due to concentration of credit as well as changes in foreign currency exchange rates. The Company did not have any customers exceeding 10 percent of its net sales in the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 (unaudited).

The Company sells its products in Europe primarily through the use of the pounds sterling and euro currencies. Otherwise, the Company sells its products through the use of the U.S. dollar.

Net sales from customers outside of North America were approximately $16,601,000 and $17,556,000 in the years ended June 30, 2017 and 2016, respectively, and approximately $7,912,000 and $8,206,000 for the six months December 31, 2017 and 2016, respectively (unaudited). Accounts receivable relating to these customers were approximately $2,622,000 and $2,935,000 at June 30, 2017 and 2016, respectively, and approximately $2,284,000 as of December 31, 2017 (unaudited).

8

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Accounts receivable: Accounts receivable are recorded at the invoiced amount and do not bear interest. Customer credit terms are established prior to shipment with the standard being between net 30 and net 45 days. Credit terms for international distributors vary by contract. The Company generally does not require collateral or any other security to support payment of these receivables. The Company maintains an allowance for uncollectible amounts. This allowance is an estimate and is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience; credit quality of the customer base; age of the receivable balances, both individually and in the aggregate; and current economic conditions that may affect a customer’s ability to pay.

Sources of supply: Many of the raw materials and purchased components used to manufacture the Company’s products are single-sourced due to technology, price, quality or other considerations. Some of these single-sourced components are manufactured to the Company’s design and specifications. Most of these items, however, may be sourced from other suppliers, often after a requalification process. Sourcing from alternative suppliers, in some cases, may require additional product design to accommodate variations from the original components. In the event that the Company’s supply of critical raw materials or components is interrupted due to the time required to requalify materials or components or modify product designs, the Company’s ability to manufacture the related product in desired quantities and in a timely manner could be adversely affected. The Company attempts to mitigate these risks through business interruption insurance and by working closely with key suppliers to coordinate product plans and the transition to replacement components for critical parts.

Inventories: Inventories are stated at the lower of standard cost, which approximates the first-in, first-out method, or market. The Company evaluates inventories for obsolescence and excess quantities. The evaluation includes analyses of inventory levels, historical loss trends, expected product lives, products at risk of expiration, sales levels by product, and projections of future sales demand. Future product introductions and related inventories may require additional provisions based upon changes in market demand or introduction of competing technologies.

Property and equipment: Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method. Major improvements that substantially extend an asset’s useful life are capitalized. Repairs, maintenance and minor improvements are charged to operations as incurred. The estimated useful lives are as follows:

Years

Manufacturing equipment	5-10
Data equipment and furniture	5
Leasehold improvements	Lesser of lease term or 10
Purchased software	3-5
Tooling	3
Laboratory equipment	5

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the net business assets acquired, including identified intangibles. Goodwill is reviewed for impairment at least annually. The goodwill impairment is a two-step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed. If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit, and the enterprise must perform step two of the impairment test. Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

9

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit’s goodwill. For the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 (unaudited), management has determined that the Company has one reporting unit and performed its annual test for impairment of goodwill and concluded that there was no impairment.

Impairment of long-lived assets: Long-lived assets such as property, equipment, software and definite-lived intangible assets are reviewed for impairment when events or circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than the carrying amount. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds its fair value. Management determined that no impairment charges were required in the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 (unaudited).

Revenue recognition: The majority of the Company’s sales are made through its direct sales force. The Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the sales price is fixed or determinable; and collectibility is reasonably assured. These criteria are generally met upon passage of title. Sales to distributors are recognized at the time of shipment to the distributor, provided that the criteria mentioned above have been met. Sales of the Company’s products and services are invoiced directly to the Company’s customers and are not dependent upon third-party reimbursement. The Company’s standard sales terms provide no right of return outside of the Company’s standard warranty policy. In the limited circumstance where a right of return exists, the Company recognizes revenue when the right has lapsed. The Company recognizes revenue for services as the services are performed, typically using the proportional performance method or other reasonable measures as applicable, or ratably over the contract service term in the case of annual software maintenance and enhancement agreements.

The Company’s sales arrangements include wireless monitors, data acquisition and analysis products and software, respiratory products, and ancillary services, including post-contract customer support, training and installation. The sales arrangements may include one of these elements or may be a multiple-element arrangement incorporating more than one of these elements in a single transaction or combination of related transactions. The Company has concluded that the software functions together with the tangible products to deliver the tangible products’ essential functionality, and as such, the Company uses the guidance of FASB Accounting Standards Codification (ASC) Topic 605-25, Revenue Recognition—Multiple-Element Arrangements, to allocate arrangement consideration to each element of the arrangement. The Company evaluates each deliverable in an arrangement to determine whether they represent a separate unit of accounting. A delivered item constitutes a separate unit of accounting when it has stand-alone value and there are no customer-negotiated refunds or return rights.

10

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

ASC 605-25 establishes a selling price hierarchy for determining the selling price of a deliverable in a sale arrangement. The selling price for each deliverable is based on vendor-specific objective evidence (VSOE) if available, third-party evidence (TPE) if VSOE is not available, or estimated selling price if neither VSOE nor TPE is available. Consideration is allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of the deliverable’s selling price. The Company uses the best estimated selling price in the allocation of the arrangement consideration, as both VSOE and TPE are not available. In estimating selling prices, the Company considers several factors, including: current pricing policies; experience in customer negotiations; market information, if available; the nature of any services purchased by the customer; and competitor pricing, where available. The Company defers the relative selling price of any stand-alone elements that remain undelivered after product shipment and/or acceptance (as applicable), such as remaining services to be performed.

The Company’s wireless monitor sales include the sale of replacement monitors under the Company’s “exchange program,” whereby the Company allows customers to return a monitor after use as part of an exchange for a replacement monitor of the same model for use in their next study. The initial sale of monitors and subsequent sale of replacement monitors are independent transactions. The Company’s standard sales terms do not include any right of return nor any obligation to sell replacement monitors at any future date under any fixed terms. The Company reserves the right to refuse any returned monitors that cannot be recovered or that are obsolete and no longer in production. Monitors returned by customers are initially recorded at zero value upon receipt, as the Company incurs no cost in obtaining the returned monitors. The costs to reprocess returned monitors are capitalized and included in inventory as incurred and relieved from inventory when the replacement monitors are shipped to customers.

Costs related to products delivered are recognized in the same period in which the related revenue is recognized. Cost of goods sold consists primarily of purchased materials, direct labor, and manufacturing overhead. Customer advances are accounted for as a liability until all criteria for revenue recognition have been met.

Warranty costs: The Company provides its customers with the right to receive replacement of any product that fails to perform to its specifications within its standard warranty periods, which are between nine and 21 months. The Company has based its warranty provision on an analysis of historical warranty claims and other factors. Actual warranty claims in the future could exceed the Company’s current warranty accruals if claims exceed the Company’s historical experience or expectations. Warranty reserve provisions and claims were as follows (in thousands):

			Six Months Ended
			December 31,
	Years Ended June 30		2017
	2017	2016	(Unaudited)

Beginning balance	$123	$80	$175
Provision	274	226	104
Claims	(222)	(183)	(92)
Ending balance	$175	$123	$187

11

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The Company is exposed to product liability claims that are inherent in the use of products marketed to the biomedical research market. The Company’s management believes any losses that may occur from these matters are adequately covered by insurance, and the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations. The Company experienced no product liability claims in the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 and 2016 (unaudited).

Income taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates is recognized in the period in which the rate change occurs. The Company’s management believes that it is more likely than not that a portion of the Company’s net deferred tax assets will not be realized. Accordingly, a valuation allowance has been recorded against a portion of the Company’s net deferred tax assets.

Stock-based compensation: The Company measures and recognizes the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Stock-based compensation expense is recognized ratably using the straight-line attribution method over the expected vesting period, which is considered to be the requisite service period.

The Company’s management estimates the fair value of stock options using the Black-Scholes option pricing model for purposes of calculating the stock-based compensation expense. The Black-Scholes option pricing model incorporates various and highly sensitive assumptions, including share price, expected volatility, expected life, interest rates and dividends. Stock-based compensation expense recognized in the accompanying consolidated statements of income in the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 and 2016 (unaudited), was based on awards ultimately expected to vest and is reduced for actual forfeitures.

Advertising costs: All advertising costs are expensed as incurred. The Company markets its products primarily through a direct sales force, and advertising expenditures are not material.

Research and development: The Company expenses research and development costs as incurred, which includes the costs to design, develop, test, deploy and enhance its products.

Software development costs: Software development costs are expensed as incurred. The accounting standards provide for the capitalization of certain software development costs incurred after technological feasibility of the software is established or for development costs that have alternative future uses. Under the Company’s current practice of developing new products, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model.

Foreign currency translation: The U.S. dollar is considered to be the functional currency for all of the Company’s subsidiaries. Foreign currency transaction gains and losses are included in other income (expense) in the accompanying consolidated statements of income.

12

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Fair value of financial instruments: The Company’s financial assets and liabilities are measured at fair value at the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies the inputs used to measure fair value in the following hierarchy:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

Management intends to use the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

The carrying amount of financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses approximates fair value due to the short term maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rates fluctuate with market interest rates. The fair value of the interest rate swap is estimated based on the present value of the expected cash flows under the swap agreement.

As of June 30, 2017, and December 31, 2017 (unaudited), the only financial instrument accounted for at fair value is the interest rate swap agreement. Management has determined that the fair value of this financial instrument falls within Level 2 in the fair value hierarchy, as more fully described in Note 5.

Recently issued accounting pronouncements: In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in accounting principles generally accepted in the United States of America when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. The updated standard will be effective for the Company in its fiscal year ending June 30, 2020. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on its consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The guidance in this ASU replaces the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard will be effective for the Company in its fiscal year ending June 30, 2021. The Company is currently evaluating the impact of the pending adoption of the new standard on its consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation (Topic 718), which is to simplify several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. In addition to those simplifications, the amendments eliminate the guidance that was indefinitely deferred shortly after issuance of FASB Statement No. 123, Share-Based Payment. ASU 2016-09 is effective for annual reporting periods beginning after December 15, 2017, with early application permitted. The Company has not yet determined the potential effects of the new standard on its consolidated financial statements, if any.

13

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Subsequent events: In preparing the accompanying consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through October 4, 2017 and April 17, 2018, the dates the accompanying consolidated financial statements were available to be issued.

Note 2.	Inventories

Management periodically evaluates the realizability of inventories and records either a reserve for obsolescence or a direct reduction of inventories.

A summary of inventories is as follows (in thousands):

			December 31,
	June 30		2017
	2017	2016	(Unaudited)

Raw materials	$3,248	$2,932	$3,132
Work in process	3,223	2,872	3,111
Finished goods	1,387	1,503	1,636
Obsolescence reserve	(702)	(684)	(623)
	$7,156	$6,623	$7,256

Note 3.	Property and Equipment

Property and equipment consist of the following (in thousands):

			December 31,
	June 30		2017
	2017	2016	(Unaudited)

Manufacturing equipment	$3,017	$2,612	$3,118
Data equipment and furniture	3,091	2,991	3,170
Leasehold improvements	1,690	1,646	1,704
Purchased software	1,429	1,416	1,491
Tooling	1,382	1,375	1,382
Laboratory equipment	1,096	1,046	1,114
	11,705	11,086	11,979
Less accumulated depreciation	9,408	8,515	9,845
Property and equipment, net	$2,297	$2,571	$2,134

Depreciation expense for property and equipment was approximately $922,000 and $868,000 in the years ended June 30, 2017 and 2016, respectively, and approximately $438,000 and $468,000 in the six months ended December 31, 2017 and 2016, respectively (unaudited).

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4.	Goodwill and Finite-Life Intangible Assets

Goodwill and finite-life intangible assets consist of the following (in thousands):

	June 30, 2017
	Amortization	Gross	Accumulated	Net Carrying
	Period	Carrying	Amortization	Amount
	(In Years)	Amount	(As Adjusted)	(As Adjusted)

Developed technology	4-9	$1,080	$530	$550
Trademarks and trade names	5-14	540	285	255
Customer relationships	5-8	1,680	1,635	45
Noncompete agreements	5	200	140	60
Customer order backlog	0.5	100	100	-
Goodwill	Indefinite	1,874	-	1,874
		$5,474	$2,690	$2,784

	June 30, 2016
	Amortization	Gross	Accumulated	Net Carrying
	Period	Carrying	Amortization	Amount
	(In Years)	Amount	(As Adjusted)	(As Adjusted)

Developed technology	4-9	$1,080	$430	$650
Trademarks and trade names	5-14	540	261	279
Customer relationships	5-8	1,680	1,605	75
Noncompete agreements	5	200	100	100
Customer order backlog	0.5	100	100	-
Goodwill	Indefinite	1,874	-	1,874
		$5,474	$2,496	$2,978

	December 31, 2017
	Amortization	Gross	Accumulated	Net Carrying
	Period	Carrying	Amortization	Amount
	(In Years)	Amount	(Unaudited)	(Unaudited)

Developed technology	4-9	$1,080	$580	$500
Trademarks and trade names	5-14	540	297	243
Customer relationships	5-8	1,680	1,650	30
Noncompete agreements	5	200	160	40
Customer order backlog	0.5	100	100	-
Goodwill	Indefinite	1,874	-	1,874
		$5,474	$2,787	$2,687

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 4.	Goodwill and Finite-Life Intangible Assets (Continued)

Finite-life intangible assets are amortized on a straight-line basis. Total annual amortization of finite-life intangible assets was approximately $194,000 for each of the years ended June 30, 2017 and 2016, and was approximately $97,000 for each of the six months ended December 31, 2017 and 2016 (unaudited). Approximate amortization for the next five years and thereafter is as follows (in thousands):

Years ending June 30 (as adjusted):
2018	$194
2019	159
2020	124
2021	124
2022	124
Thereafter	185
$910

Note 5.	Long-Term Debt and Credit Arrangements

Long-term debt consists of the following (in thousands):

			December 31,
	June 30		2017
	2017	2016	(Unaudited)

Term loans	$10,967	$13,767	$9,567
Less unamortized debt issuance costs	(68)	(104)	(54)
Term loans, net	10,899	13,663	9,513

Capital lease	-	24	-
Total long-term debt	10,899	13,687	9,513

Less current portion, net of debt issuance costs	2,772	2,783	2,776
Long-term debt, net of debt issuance costs	$8,127	$10,904	$6,737

Term loan: The Company had a term loan with Silicon Valley Bank (the Bank), which was paid in full on its scheduled maturity date in April 2016.

On April 26, 2016, the Company established a new term loan agreement with the Bank, and on May 2, 2016, the Bank advanced $14,000,000 to the Company pursuant to this term loan. The proceeds from this term loan were used, in conjunction with $6,000,000 of the Company’s available cash reserves, to make an initial $20,000,000 payment in May 2016 to the Company’s preferred shareholders under the Repurchase and Recapitalization Plan.

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5.	Long-Term Debt and Credit Arrangements (Continued)

The interest rate on the new term loan was set at LIBOR plus 4.25 percent, floating. LIBOR at June 30, 2017, was 1.23 percent. Monthly principal payments were scheduled in equal amounts of $233,333 over 60 months. In connection with the loan, the Company incurred debt issuance costs of approximately $107,000, which were deferred and are being amortized over the term of the loan. Amortization of the debt issuance costs was approximately $36,000 and $3,000 in the years ended June 30, 2017 and 2016, respectively, and is included in interest expense. Debt issuance costs of approximately $40,000 and $28,000 are netted against long-term debt and the current portion of long-term debt, respectively, as of June 30, 2017.

In conjunction with the new term loan, the Company has granted the Bank a continuing security interest in all property other than intellectual property. In addition, the term loan is subject to financial covenants based on cash-flow leverage (the ratio of all Bank indebtedness to adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the 12 months preceding each measurement date) and fixed-charge coverage (the ratio of adjusted EBITDA less cash payments for taxes and fixed assets for the 12 months preceding each measurement date to the sum of all payments of Bank indebtedness made during that period).

Interest rate swap: On September 22, 2016, the Company entered into an interest rate swap agreement (the Swap Agreement), which is utilized to minimize significant, unanticipated earnings fluctuations caused by interest-rate volatility. The Company’s specific goal is to lower the cost of borrowed funds.

The amount of the Swap Agreement was 50 percent of the original amount of the new term loan, or $7,000,000. The Swap Agreement amount will remain at $7,000,000 until December 3, 2018, when it will begin to amortize in conjunction with the amortization of the new term loan. The interest rate on the Swap Agreement is fixed at 1.23 percent.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the Swap Agreement. However, the Company does not anticipate nonperformance by the counterparty. Although the derivative is an interest rate hedge, the Company has chosen not to account for the derivative as a “cash-flow” hedging instrument, as defined in accounting principles generally accepted in the United States of America, and therefore, the gain or loss on the derivative is recognized in the accompanying consolidated statement of income as a component of interest expense in the period of change.

The fair value of the Swap Agreement was determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the interest rate swap. This analysis reflects the contractual terms of the Swap Agreement, including the period to maturity, and uses observable market inputs including interest rate curves. The total fair value of the interest rate swap is entirely a Level 2 value. The asset of approximately $71,000 at June 30, 2017, and $110,000 at December 31, 2017 (unaudited), is included within other long-term assets on the accompanying consolidated balance sheets. Changes in the fair value over each reporting period are included in other income in the accompanying consolidated statements of income and was a credit of approximately $71,000 for the year ended June 30, 2017, and a credit of approximately $39,000 for the six months ended December 31, 2017 (unaudited).

Revolving line of credit: The Company also established a revolving line of credit with the Bank on April 26, 2016. Advances up to a total of $2,500,000 were available to the Company based on agreed-upon percentages of eligible accounts receivable. The revolving line of credit terminated on April 25, 2017. There were no borrowings under the revolving line during its term.

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 5.	Long-Term Debt and Credit Arrangements (Continued)

Future payments: As of June 30, 2017, future principal payments of long-term debt are as follows (in thousands):

Years ending June 30:
2018	$2,800
2019	2,800
2020	2,800
2021	2,567
$10,967

Note 6.	Operating Lease Commitment

The Company has a noncancelable operating lease agreement for its primary facility. The lease expires in its fiscal year ending 2020. Rent expense was approximately $2,734,000 and $2,707,000 in the years ended June 30, 2017 and 2016, respectively, and approximately $1,431,000 and $1,362,000 in the six months ended December 31, 2017 and 2016, respectively (unaudited). At June 30, 2017 and 2016, and at December 31, 2017, the Company had deferred rent liabilities of approximately $530,000, $627,000 and $462,000 (unaudited), respectively, which are included within other noncurrent liabilities on the accompanying consolidated balance sheets.

The Company has sublease agreements with three unrelated parties; one agreement terminates on July 31, 2017, and the other two terminate on June 30, 2020. At June 30, 2017 and 2016, and at December 31, 2017, the Company had deferred rent assets relating to these subleases of approximately $45,000, $12,000 and $38,000 (unaudited), respectively, which are included within other assets on the accompanying consolidated balance sheets.

As of June 30, 2017, approximate annual commitments pursuant to the Company’s operating lease agreements are as follows (in thousands):

		Sublease
	Lease	Rental
	Commitment	Receipts	Total
Years ending June 30:
2018	$2,015	$(305)	$1,710
2019	2,055	(298)	1,757
2020	2,096	(305)	1,791
	$6,166	$(908)	$5,258

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7.	Income Taxes

Deferred tax assets consist of the following components at June 30, 2017 and 2016 (in thousands):

	2017	2016
	(As Adjusted)	(As Adjusted)
Deferred tax assets:
Net operating loss carryforwards	$1,055	$3,667
Accrued expenses	1,330	1,371
Intangible assets	443	480
Tax credit carryforwards	8,846	8,391
Property and equipment	306	243
	11,980	14,152
Less valuation allowance for tax loss and credit carryforwards	(1,895)	(1,837)
Net deferred tax assets	$10,085	$12,315

Realization of net operating loss carryforwards and other deferred tax temporary differences is contingent upon future taxable earnings. The Company’s deferred tax assets were reviewed for expected utilization by assessing the available positive and negative factors surrounding their recoverability. The Company considered all available positive and negative evidence, including historical operating results, current financial condition, and potential future taxable income. The total change in the valuation allowance in the years ended June 30, 2017 and 2016, was an increase of approximately $58,000 and a decrease of approximately $523,000, respectively.

The Company has a valuation allowance of approximately $1,895,000 relating primarily to state net operating loss and research and development credit carryforwards that are not expected to be utilized. The Company will continue to assess the assumptions used to determine the amount of its valuation allowance and may adjust the valuation allowance in future periods based on changes in assumptions of estimated future income and other factors.

The income tax expense consists of the following (in thousands):

	Years Ended June 30
	2017	2016
	(As Adjusted)	(As Adjusted)

Current	$186	$228
Deferred	2,230	2,355
Income tax expense	$2,416	$2,583

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7.	Income Taxes (Continued)

The income tax expense as reported differs from the income tax expense calculated by applying the U.S. federal income tax rate to pretax income from continuing operations due to the following (in thousands):

	Years Ended June 30
	2017	2016
	(As Adjusted)	(As Adjusted)

Computed “expected” federal tax expense	$2,468	$2,393
Increase (decrease) in income taxes resulting from:
State taxes, net of federal benefit	(80)	(5)
Research and development and other credits	(232)	(202)
Effect of foreign operations	(6)	(7)
Tax-exempt income/nondeductible expenses	148	37
Other	60	224
Change in deferred tax valuation allowance	58	143
Income tax expense	$2,416	$2,583

The Company has federal and state tax credit carryforwards at June 30, 2017 and 2016, of approximately $8,846,000 and $8,391,000, respectively, which are available to reduce income taxes payable in future years. If not used, approximately $1,917,000 of these carryforwards will expire in the next five years, with the remainder expiring in the years 2023 through 2037. In addition, the Company has federal net operating losses available at June 30, 2017 and 2016, of approximately $1,978,000 and $9,649,000, respectively. If not used, these carryforwards will begin to expire in 2028.

The Company’s tax credits and net operating losses are potentially subject to annual limitations under Internal Revenue Code sections 382 and 383 if significant changes in ownership occur.

The Company follows the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.

The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate at June 30, 2017 and 2016, is $13,000 and $25,000, respectively. The entire liability for unrecognized tax benefits is classified as noncurrent, as no payments are expected to be made in the next 12 months.

Interest and penalties related to unrecognized tax benefits are recorded in income tax expense. As of June 30, 2017 and 2016, $1,600 and $4,000, respectively, of accrued interest and penalties was included in the total unrecognized tax benefits balance.

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 7.	Income Taxes (Continued)

The Company files tax returns, including returns for its subsidiaries, in the United States federal jurisdiction and in various foreign and state jurisdictions. Major taxing jurisdictions include the United States, United Kingdom, France and Germany. Uncertain tax positions are related to tax years that remain subject to examination. As of June 30, 2017, U.S. tax returns for the years ended June 30, 2014, 2015 and 2016, remain subject to examination by federal tax authorities. In addition to these open years, any year generating a net operating loss or credit carryforward to the current year is open for examination. Tax returns for state and local jurisdictions for the years ended June 30, 2014 through June 30, 2017, remain subject to examination by state and local tax authorities. The statute of limitations for the foreign tax jurisdictions to examine tax returns ranges from five to 21 years. The Company is not currently under examination by any taxing jurisdiction.

The Company recorded income tax expense of approximately $2,061,000 and $1,201,000 for the six months ended December 31, 2017 and 2016, respectively (unaudited), reflecting an effective tax rate of 80 percent and 34 percent. The increase in the effective tax rate for the six months ended December 31, 2017, is primarily due to the Tax Cuts and Jobs Act tax reform legislation signed on December 22, 2017. This legislation makes significant changes in U.S. tax law, including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. As a result of the enacted law, the Company was required to revalue deferred tax assets and liabilities at the enacted rate of 21 percent. This revaluation resulted in an expense of approximately $1.2 million to income tax expense and a corresponding reduction in the deferred tax assets.

The Company does not anticipate any significant increases or decreases in unrecognized tax benefits within the next 12 months.

Note 8.	Shareholders’ Equity

Reverse stock split: On May 3, 2017, the Company filed the Sixth Amended and Restated Certificate of Incorporation whereby every issued and outstanding share of its common stock was reclassified and converted into one tenth of a share of common stock. All common share and per share amounts herein, including stock options, restricted stock awards, and restricted stock units, give effect to the reverse stock split. The Company’s issued and outstanding shares of its preferred stock will give effect to the reverse split upon their conversion to common shares. There was no adjustment to the par value per share as a result of the split. Accumulated deficit has been adjusted by $24,000 and $23,000 for the years ended June 30, 2015 and 2016, respectively, to reflect the split.

Repurchase and Recapitalization Plan: On April 22, 2016, the Company’s preferred and common shareholders, acting together as a single class, adopted the Repurchase and Recapitalization Plan. Under the Repurchase and Recapitalization Plan, the Company has agreed to pay an aggregate of $43,274,997 to the preferred shareholders, the amount equal to the original investments made in the Company by the preferred shareholders. Upon the final payment under the Repurchase and Recapitalization Plan, the preferred shareholders will forfeit their liquidation preference and convert all of their preferred shares into common shares. The common shares issued at the time of conversion will be titled 2016 Common Stock and all other common shares will then be renamed 2005 Common Stock. There are 13,000,000 authorized shares of 2016 Common Stock and 7,660,000 authorized shares of 2005 Common Stock. Shares of 2016 Common Stock will be subject to a restriction on sale, transfer or assignment prohibiting such sale, transfer, assignment or other disposition to any company that is deemed to be a competitor to the Company. Further, shares of 2016 Common Stock will also be subject to a right of first refusal in favor of the Company to purchase all of the shares that a holder of shares of 2016 Common Stock proposes to sell, transfer or otherwise dispose.

21

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8.	Shareholders’ Equity (Continued)

As of June 30, 2017, the calculated number of shares of 2016 Common Stock to be issued to the preferred shareholders at the time of conversion under the Repurchase and Recapitalization Plan is 11,473,802 if the final payment is on or before March 31, 2019; 11,849,992 if the final payment is between April 1, 2019 and March 31, 2020; or 12,038,087 if the final payment is between April 1, 2020 and March 31, 2021 (approximately 61 percent, 63 percent and 64 percent of the fully diluted capital stock of the Company, respectively). If the $43,274,997 is not paid in full by March 31, 2021, then the conversion ratio and the number of shares of 2016 Common Stock to be issued to the preferred shareholders will be increased between 64 percent and 66 percent depending on the date of the final payment. If the final payment has not been made by March 31, 2023, the Repurchase and Recapitalization Plan will then be terminated and all of the outstanding preferred shares will convert to the number of shares of 2016 Common Stock necessary to provide approximately 66 percent of the Company’s fully diluted capital stock to the preferred shareholders on that date.

The Company made payments of $2,500,000 and $20,000,000 to the preferred shareholders under the Repurchase and Recapitalization Plan in the years ended June 30, 2017 and 2016, respectively.

Preferred stock: The Company raised net proceeds of $11,887,057 through the sale of 12,028,091 shares of Series A convertible preferred stock in the year ended June 30, 2002, $13,068,806 through the sale of 7,032,499 shares of Series B convertible preferred stock in the year ended June 30, 2006, and $17,896,951 through the sale of 7,531,379 shares of Series C convertible preferred stock in the year ended June 30, 2007. On April 25, 2016, the Company filed the Fifth Amended and Restated Certificate of Incorporation (the Fifth Certificate) whereby the terms of distribution of the net proceeds to the Company’s preferred and common shareholders have been revised upon a change of control of the Company’s ownership resulting from the dissolution or winding down of the Company, or a merger, acquisition, the sale of voting control, or the sale of substantially all of the assets of the Company in which the then current shareholders of the Company do not hold a majority of the shares of the surviving corporation (Change of Control). Under the Fifth Certificate, the preferred shareholders will receive the portion of the proceeds resulting from a Change of Control necessary to complete the payment of the $43,274,997 due to the preferred shareholders under the Repurchase and Recapitalization Plan. Proceeds exceeding the $43,274,997 from a Change of Control, if any, will be distributed to the preferred and common shareholders on a per share basis as if the preferred shares had been converted into common shares consistent with the aforementioned conversion terms in the Repurchase and Recapitalization Plan.

Stock options: As of June 30, 2017, 61,685 shares of common stock were reserved for issuance upon the exercise of stock options that were outstanding at that date under the Company’s 2000 Stock Option Plan and the Company’s 2007 Stock Incentive Plan. The options expire at varying dates not to exceed 10 years from the grant date and are not transferable, except by will or by the laws of descent and distribution. As of June 30, 2017, all outstanding employee options under the 2000 Stock Option Plan and the 2007 Stock Incentive Plan were fully vested.

The Company recorded approximately $5,000 and $35,000 of stock-based compensation expense in the years ended June 30, 2017 and 2016, respectively, in connection with stock options granted to employees under the 2000 Stock Option Plan and the 2007 Stock Incentive Plan.

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8.	Shareholders’ Equity (Continued)

Information with respect to the number and weighted-average exercise price of stock options under the 2000 Stock Option Plan and the 2007 Stock Incentive Plan as of June 30, 2017, is summarized as follows:

			Weighted-
		Weighted-	Average
		Average	Contractual Term
	Shares	Exercise Price	(In Years)

Outstanding at beginning of year	69,915	$0.08
Granted	-	-
Exercised	-	-
Canceled	(8,230)	0.12
Outstanding at end of year	61,685	$0.08	2.50

Exercisable at end of year	61,685	$0.08	2.50

During the six-month period ended December 31, 2017 (unaudited), no options were granted. The Company recorded approximately $-0- and $3,000 of stock-based compensation expense for the six months ended December 31, 2017 and 2016, respectively (unaudited), related to previously granted options. As of December 31, 2017 (unaudited), there is no unrecognized stock-based compensation.

Restricted stock awards and restricted stock units: On April 22, 2016, the Company adopted the 2016 Stock Incentive Plan in conjunction with the Repurchase and Recapitalization Plan. There were 5,000,000 shares initially made available at that date for future stock awards to employees, consultants and directors. The awards may be in the form of stock options (both incentive and nonqualified), stock appreciation rights, restricted stock awards, stock unit awards, performance stock awards and/or stock bonuses. Upon the adoption of the 2016 Stock Incentive Plan, shares were no longer available for future awards under the 2000 Stock Option Plan or 2007 Stock Incentive Plan. However, forfeited restricted stock award (RSA) shares that had been originally granted and issued under the 2007 Stock Incentive Plan increase the pool of available shares in the 2016 Stock Incentive Plan.

As of June 30, 2017, there were 24,130 unvested RSA shares of common stock outstanding under the 2007 Stock Incentive Plan. These RSA shares are the balance of the unvested RSA shares outstanding under the 2007 Stock Incentive Plan following the conversion of 267,476 unvested RSA shares to an equal number of restricted stock unit (RSU) shares effective June 15, 2017. The vesting schedule for the replacement RSU shares was set at 50 percent on June 30, 2017 and 2018, subject to each holder’s continued service with the Company. These replacement RSU shares become payable no sooner than five years following their vesting date, but no later than January 1, 2026. Payment of RSU shares is to be made based on the fair value of one or more shares of common stock, and is to be paid in shares of common stock, cash or a combination of both, as determined by the Company in its sole discretion.

The Company accounted for the replacement RSU shares as a modification of the forfeited RSA shares. However, the estimated fair value of the replacement RSU shares at the date of the modification was less than the estimated fair value of the RSA shares as of the grant dates of the RSA shares. The remaining unrecognized compensation cost from the RSA shares is being recognized over the remaining original vesting period of the RSA shares.

23

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8.	Shareholders’ Equity (Continued)

All RSA and RSU shares become fully vested upon a Change of Control of the Company if sooner than the vesting date. Prior to vesting, RSA shares and RSU shares are subject to forfeiture upon termination of employment under certain circumstances; 16,051 and 22,409 RSA shares granted and issued under the 2007 Stock Incentive Plan were forfeited in the years ended June 30, 2017 and 2016, respectively, and 224,000 RSU shares granted under the 2016 Stock Incentive Plan were forfeited in the year ended June 30, 2017.

On May 18, 2016, the Company offered to accelerate the vesting on 251,294 RSA shares held by two officers from July 31, 2017 to June 30, 2016. The Company also offered to purchase up to 112,527 of these RSA shares at a total cost to the Company of $62,121. The cost ($0.55 per share) was based on the estimated fair market value of the Company’s common stock on that date. The Company’s offer was conditioned on each officer entering into a confidentiality, noncompetition and voting agreement with the Company. In June 2016, the Company purchased the 112,527 RSA shares under the agreed-upon terms.

On April 25, 2017, the Company offered to accelerate the vesting on 23,858 RSA shares held by an officer from July 31, 2017 to May 29, 2017. The Company also offered to purchase up to 9,543 of these RSA shares at a total cost to the Company of $6,680. The cost ($0.64 per share) was based on the estimated fair market value of the Company’s common stock on that date. The Company’s offer was conditioned on the officer entering into a voting agreement with the Company. In May 2017, the Company purchased the 9,543 RSA shares under the agreed-upon terms.

The Company granted 110,000 and 1,742,000 RSU shares to its employees and nonemployee directors in the years ended June 30, 2017 and 2016, respectively, under the 2016 Stock Incentive Plan. The RSU shares were granted in conjunction with the payments made to the preferred shareholders under the Repurchase and Recapitalization Plan. The Company’s employees received 30,000 and 1,528,200 RSU shares that were granted in the years ended June 30, 2017 and 2016, respectively. The RSU shares granted to employees in the year ended June 30, 2017, vest at an annual rate of 25 percent in each year following their grant. The RSU shares granted to employees in the year ended June 30, 2016, vest at a rate of 40 percent on April 1, 2018, and 20 percent on April 1, 2019, 2020 and 2021, respectively. The Company’s nonemployee directors received the remaining 80,000 and 160,000 RSU shares granted in the years ended June 30, 2017 and 2016, respectively, with vesting at an annual rate of 25 percent in each year following their grant.

The Company granted 100,000 RSU shares to its employees and nonemployee directors in the six-month period ended December 31, 2017 (unaudited), with vesting at an annual rate of 20 percent in each year following their grant.

The holders of RSU shares are entitled to a cash payment equal to the value of any dividends or distributions made to holders of the Company’s common shares, whether or not vested at the time of payment. There were 3,388,051 shares available for future stock awards under the 2016 Stock Incentive Plan as of June 30, 2017.

The Company recorded approximately $541,000 and $459,000 of stock-based compensation expense in the years ended June 30, 2017 and 2016, respectively, and approximately $133,000 and $302,000 for the six months ended December 31, 2017 and 2016 (unaudited), respectively, in connection with the RSA shares and RSU shares. There was approximately $600,000 and $456,000 of total unrecognized stock-based compensation expense related to the RSA shares and RSU shares as of June 30, 2017, and December 31, 2017 (unaudited), respectively.

24

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 8.	Shareholders’ Equity (Continued)

Information with respect to the number of unvested RSA shares under the 2007 Stock Incentive Plan and RSU shares under the 2016 Stock Incentive Plan as of June 30, 2017, is summarized as follows:

	RSA Shares	RSU Shares

Unvested at beginning of year	331,515	1,742,000
Granted	-	110,000
Vested	(23,858)	(173,738)
RSA shares forfeited and replaced by RSU shares	(267,476)	267,476
Forfeited	(16,051)	(224,000)
Unvested at end of year	24,130	1,721,738

Vested at end of year		173,738
Outstanding at end of year		1,895,476

Common stock restriction: In conjunction with the sale of the Company’s Series A convertible preferred shares in the year ended June 30, 2002, the Company entered into a Stock Restriction Agreement (the Agreement) with several common shareholders, including two employees/officers (the Founders). The Agreement restricts the subsequent transfers or sales of 1,350,350 shares of common stock held by the common shareholders, including the shares held by the Founders, as adjusted by the reverse stock split. The Agreement terminates upon the earliest of a closing of an underwritten public offering pursuant to an effective registration statement with a per share price of at least $3.01, the conversion of Series A convertible preferred shares into common stock, or the Company’s sale, liquidation or bankruptcy.

Note 9.	Profit Sharing Plan

The Company has a 401(k) profit sharing plan covering all employees who have attained the age of 21 and completed three months of service. Eligible employees may contribute up to 100 percent of their salary, up to statutory limits. The Company’s matching contribution for the years ended June 30, 2017 and 2016, was 40 percent of each employee’s eligible elective deferrals during the plan year. Employees’ elective deferrals exceeding 6 percent of their compensation are not eligible for the Company’s matching contribution. Total Company matching contributions were approximately $295,000 and $322,000 in the years ended June 30, 2017 and 2016, respectively, and approximately $136,000 and $150,000 for the six months ended December 31, 2017 and 2016 (unaudited), respectively.

Additionally, the Company may contribute a discretionary amount determined on an annual basis. The Company did not make any additional discretionary contributions in the years ended June 30, 2017 and 2016, and for the six months ended December 31, 2017 and 2016 (unaudited). Employees are vested in the Company’s matching contribution after one year of employment and in the Company’s discretionary contributions ratably over five years.

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 10.	Commitments and Contingencies

In the normal course of business, the Company periodically enters into agreements that require it to indemnify customers or suppliers for specific risks, such as claims for injury or property damage arising out of the Company’s products or the negligence of its personnel, or claims alleging that its products infringe third-party patents or other intellectual property. The Company’s maximum exposure under these indemnification provisions cannot be estimated, and the Company has not accrued any liabilities for these indemnifications within the accompanying consolidated financial statements as the estimated loss is estimated to be immaterial. Historically, the Company has not experienced significant losses on these types of indemnifications.

Note 11.	Accounting Changes

The Company was acquired by a public company on January 31, 2018. The Company had previously adopted the private company accounting alternative Accounting Standards Update (ASU) No 2014-02, Intangibles—Goodwill and Other (Topic 350): Accounting for Goodwill. The Company has changed its accounting principle to reverse the effects of this adoption as a result of the acquisition. The following financial statement line items for the years ended June 30, 2017 and 2016, were affected by the change.

Consolidated Balance Sheets impact:

	June 30, 2017			June 30, 2016
	As Previously		Effect of	As Previously		Effect of
	Reported	As Adjusted	Change	Reported	As Adjusted	Change

Deferred tax assets	$10,316	$10,085	$(231)	$12,481	$12,315	$(166)
Goodwill, net	1,206	1,874	668	1,393	1,874	481
Total assets	38,519	38,956	437	38,830	39,145	315
Accumulated deficit	(37,135)	(36,698)	437	(42,582)	(42,267)	315
Total shareholders’ equity	19,779	20,216	437	16,832	17,147	315
Total liabilities and shareholders’ equity	38,519	38,956	437	38,830	39,145	315

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Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11.	Accounting Changes (Continued)

Consolidated Statements of Income impact:

	Years Ended June 30
	2017			2016
	As Previously		Effect of	As Previously		Effect of
	Reported	As Adjusted	Change	Reported	As Adjusted	Change

Net sales	$44,681	$44,681	$-	$45,320	$45,320	$-
Cost of goods sold	15,716	15,716	-	15,433	15,433	-
Gross profit	28,965	28,965	-	29,887	29,887	-

Operating expenses:			-
Selling, general and administrative	15,232	15,045	(187)	16,406	16,219	(187)
Research and development	5,817	5,817	-	6,132	6,132	-
Total operating expenses	21,049	20,862	(187)	22,538	22,351	(187)

Income from operations	7,916	8,103	187	7,349	7,536	187

Other income (expense):			-
Interest expense	(684)	(684)	-	(131)	(131)	-
Foreign currency expense, net	(68)	(68)	-	(186)	(186)	-
Other, net	94	94	-	6	6	-
Income before income tax expense	7,258	7,445	187	7,038	7,225	187

Income tax expense	2,351	2,416	65	2,518	2,583	65
Net income	$4,907	$5,029	$122	$4,520	$4,642	$122

Consolidated Statements of Shareholders’ Equity impact:

	As Previously		Effect of
	Reported	As Adjusted	Change

Balance at June 30, 2015	$31,881	$32,074	$193
Net income	4,520	4,642	122
Balance at June 30, 2016	16,832	17,147	315
Net income	4,907	5,029	122
Balance at June 30, 2017	19,779	20,216	437

27

Data Sciences International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Note 11.	Accounting Changes (Continued)

Consolidated Statements of Cash Flows impact:

	Years Ended June 30
	2017			2016
	As Previously		Effect of	As Previously		Effect of
	Reported	As Adjusted	Change	Reported	As Adjusted	Change

Net income	$4,907	$5,029	$122	$4,520	$4,642	$122
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,303	1,116	(187)	1,251	1,064	(187)
Deferred tax assets	2,165	2,230	65	2,290	2,355	65
Net cash provided by operating activities	7,698	7,698	-	8,313	8,313	-
Increase in cash and cash equivalents	1,719	1,719	-	288	288	-
Cash and cash equivalents, beginning of year	6,486	6,486	-	6,198	6,198	-
Cash and cash equivalents, end of year	8,205	8,205	-	6,486	6,486	-

Note 12.	Subsequent Events

On January 31, 2018, Harvard Bioscience, Inc. acquired 100 percent of the outstanding stock of Data Sciences International, Inc. for approximately $70 million, subject to customary adjustments.

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